UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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NuVasive, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT!
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2010
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2010
BOARD OF DIRECTORS
NOMINEES AND CONTINUING DIRECTORS
DIRECTOR NOMINATIONS
CORPORATE GOVERNANCE
COMMUNICATIONS WITH DIRECTORS
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDERS SHARING THE SAME ADDRESS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2010

The Annual Meeting of Stockholders of NuVasive, Inc. (the “Company”) will be held on May 25, 2010, at 8:00 AM local time at NuVasive’s corporate offices located at 7475 Lusk Boulevard, San Diego, California 92121 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two Class III directors to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 29, 2010 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Alexis V. Lukianov
Chief Executive Officer and Chairman of the Board

San Diego, California
April 2, 2010

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?”, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.

NuVasive, Inc.
7475 Lusk Boulevard
San Diego, CA 92121
(858) 909-1800

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2010

GENERAL

NuVasive, Inc. (the “Company”) made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on May 25, 2010, at 8:00 AM local time, at NuVasive’s corporate offices located at 7475 Lusk Boulevard, San Diego, California 92121, and at any adjournments or postponements thereof (the “Annual Meeting”). These Notices were mailed to stockholders on or about April 7, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?

You will be voting on each of the following items of business: (i) the election of two directors for terms expiring in 2013; (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and (iii) any other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?

The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”) in 2008, we may furnish proxy materials, including this proxy statement and our Annual Report for fiscal year 2009, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Our Annual Report for fiscal year 2009 is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

• View our proxy materials for the Annual Meeting on the internet; and

• Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

5.	Who is entitled to vote?

Only holders of record of outstanding shares of the Company’s common stock at the close of business on March 29, 2010, are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 29, 2010, there were 39,093,433 outstanding shares of common stock. Each share of common stock is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at 7475 Lusk Boulevard, San Diego, California 92121, Monday through Friday between the hours of 9 a.m. and 4 p.m. Pacific time.

6.	Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

7.	How do I vote?

If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name”, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instruction to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans and shareholder proposals. If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?

Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 7475 Lusk Boulevard, San Diego, CA 92121 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instruction to your broker or other nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote of “WITHHOLD” with respect to the election of one or more of the nominees will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

For each other item, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote of “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e. “FOR” the nominees to the Board listed in these materials and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010) unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above). If the Company receives a proxy card with a broker non-vote, your proxy will be voted FOR the ratification of the appointment of Ernst & Young LLP and it will not be included as a vote “FOR” or “AGAINST” the nominees to the Board.

10.	What vote is needed to approve each of the proposals?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of the Company’s common stock voted in the election of directors.

Each other item requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item.

11.	How does the Board recommend that I vote?

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD AND FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF ERNST & YOUNG LLP.

12.	How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

13.	Who pays the costs of the proxy solicitation?

The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. Though the Company has not yet, it may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. The Company would pay such firm, if any, customary fees, expected to be no more than $10,000 plus expenses.

14.	Could other matters be decided in the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Alexis V. Lukianov and Jason M. Hannon) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

15.	Where can I find the voting results of the Annual Meeting?

We intend to announce the final voting results at the Annual Meeting and publish the final results in our current report on Form 8-K within four business days of the Annual Meeting, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the Annual Meeting, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

16.	How do I make a stockholder proposal or nominate an individual to serve as a director for the fiscal year 2010 annual meeting of stockholders occurring in 2011?

The Company’s Bylaws state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Company’s Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day prior to the anniversary of the previous year’s annual meeting of stockholders. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than thirty (30) days from the previous year’s annual meeting as specified in the Company’s notice of meeting, this advance notice must be given not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by the Company.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board for the annual meeting of stockholders to be held in 2011 must submit such proposals so as to be received by the Company at 7475 Lusk Boulevard, San Diego, CA 92121, on or before December 2, 2010; provided, however, that in the event that the Company holds the annual meeting of stockholders to be held in 2011 more than 30 days before or after the one-year anniversary date of the Annual Meeting, the

Company will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2010

This Proxy Statement and the Company’s Fiscal Year 2009 Annual Report are both available at www.proxydocs.com/nuva.

BOARD OF DIRECTORS

The name, age and certain other information of each member of the Board, as of March 15, 2010, is set forth below:

			Term Expires on
			the Annual Meeting	Director
Name	Age	Position	held in the Year	Class

Alexis V. Lukianov	54	Chairman of the Board and Chief Executive Officer	2010	III
Jack R. Blair	67	Audit Committee and Nominating & Corporate Governance Committee (Chairperson)	2010	III
Peter C. Farrell, Ph.D., AM	67	Nominating & Corporate Governance Committee and Compensation Committee	2012	II
Lesley H. Howe	65	Audit Committee (Chairperson)	2012	II
Robert J. Hunt	60	Audit Committee and Compensation Committee	2011	I
Eileen M. More	63	Compensation Committee (Chairperson) and Nominating & Corporate Governance Committee	2012	II
Richard Treharne, Ph.D.	59	Compensation Committee and Nominating & Corporate Governance Committee	2011	I

At the Annual Meeting, the stockholders will vote on the election of Alexis V. Lukianov and Jack R. Blair as Class III directors to serve for a three-year term until the annual meeting of stockholders in 2013 and their successors are elected and qualified. All directors hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors. Any proxy granted with respect to the Annual Meeting cannot be voted for greater than two nominees.

NOMINEES AND CONTINUING DIRECTORS

Pursuant to a resolution adopted by a majority of the authorized number of directors, the authorized number of members of the Board has been set at seven. The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

Alexis V. Lukianov

Alexis V. Lukianov has served as our President, our Chief Executive Officer, and a director since July 1999, and as Chairman of our Board of Directors since February 2004. Mr. Lukianov has nearly 25 years of experience in the orthopaedic industry with 20 years in senior management. Prior to joining NuVasive, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. Mr. Lukianov also held various executive positions with Medtronic Sofamor Danek, Inc. including President of USA. He also directed a business unit at Smith & Nephew Orthopaedics and managed an orthopaedic joint venture between Stryker and Meadox Medical. Mr. Lukianov attended Rutgers University and served in the U.S. Navy. Mr. Lukianov serves on the boards and the executive committees of BIOCOM and Medical Device Manufacturers Association (MDMA), and is on the boards of Volcano Corporation, a publicly traded company that develops products that aid in the diagnosis and treatment of vascular and structural heart disease, and Ophthonix, Inc., a privately held company focused on vision correction technology. Mr. Lukianov, with his experience in the orthopaedic industry and years in senior management as described above, provides invaluable experience to the Board and entire organization at NuVasive.

Jack R. Blair

Jack R. Blair has served as a member of our Board of Directors since August 2001. During his 18 year career with Smith & Nephew plc ending in 1998, Mr. Blair served in various capacities with Smith & Nephew plc and Richards Medical Company, which was acquired by Smith & Nephew in 1986, most recently as group president of its North and South America and Japan operations. He held the position of President of Richards Medical Company. Until November 2007, when the company was sold, Mr. Blair served as chairman of the board of directors of DJO, Inc., an orthopedic medical device company. He also serves as a director of two privately-held orthopedic companies and a privately-held specialty chemicals company. Mr. Blair holds a B.A. in Government from Miami University and an M.B.A. from the University of California, Los Angeles. Mr. Blair’s service with prior companies has provided him with valuable international and operational experience, together with his extensive knowledge of the medical device industry, he brings extensive management and board of director experience to our Board.

Peter C. Farrell, Ph.D., AM

Peter C. Farrell, Ph.D., AM has served as a member of our Board of Directors since January 2005. Dr. Farrell was founding Chairman and Chief Executive Officer of ResMed, Inc., a leading developer and manufacturer of medical equipment for the diagnosis and treatment of sleep-disordered breathing, which positions he held from 1989 to 2007. Dr. Farrell holds bachelor and masters degrees in chemical engineering from the University of Sydney and the Massachusetts Institute of Technology, a Ph.D. in bioengineering from the University of Washington, Seattle and a Doctor of Science from the University of New South Wales for research related to dialysis and renal medicine. Dr. Farrell’s broad management experience and responsibilities, through his experience as a founding executive of ResMed, Inc., provide relevant experience to our Board in a number of strategic and operational areas.

Lesley H. Howe

Lesley H. Howe has served as a member of our Board of Directors since February 2004. Mr. Howe has over 40 years of experience in accounting, finance and business management within a variety of industries. From December 2001 to May 2007, he served as Chief Executive Officer of Consumer Networks LLC, a San Diego-based Internet marketing and promotions company. Mr. Howe had a 30 year career with KPMG Peat Marwick LLP, an international accounting and auditing firm, in which he was an audit partner for 23 years and an area managing partner/managing partner of the Los Angeles office of KPMG for three years. Mr. Howe currently serves on the board of directors of P.F. Chang’s China Bistro, Inc., an owner and operator of restaurants; Jamba Inc., the leading retailer of quality blended fruit beverages; and Volcano Corp., a developer of products that aid in the diagnosis and treatment of vascular and structural heart disease. He previously served on the board and was chair of the Audit Committee of DJ Orthopedics Inc. from 2002 through 2008. Mr. Howe received a B.S. in business administration from the University of Arkansas. Mr. Howe’s extensive public accounting, financial and executive management background provide valuable financial and accounting experience and expertise to our Board.

Robert J. Hunt

Robert J. Hunt has served as a member of our Board of Directors since January 2005. Mr. Hunt is the co-founder of the Mercury Investment Group, an investment advisory firm established in 2002. Mr. Hunt also oversaw the finance team at AutoZone, Inc., for eight years, serving as Executive Vice President and Chief Financial Officer and director. Mr. Hunt previously held senior financial management positions at The Price Company, Malone & Hyde, Inc. and PepsiCo, Inc. He has also served as a director of SCB Computer Technology, Inc. Mr. Hunt holds bachelor and masters degrees from Columbia University and is a certified public accountant. Mr. Hunt’s extensive public company background provides valuable financial and accounting expertise, and his background as an executive contributes management and auditing expertise to the Board.

Eileen M. More

Eileen M. More has served as a member of our Board of Directors since June 2007. Ms. More was a General Partner at Oak Investments, one of the largest venture capital funds in the United States, for over 20 years. Ms. More founded Oak’s healthcare investment practice, and was also an active investor in information technology, with early stage investments in dozens of successful healthcare and technology companies. Her investments include leadership roles with Genzyme Corporation, Alexion Pharmaceuticals, OraPharma, Inc., Osteotech, Inc. and Compaq Computer. Ms. More retired from Oak in 2002, but continues to serve on several boards. She currently serves on the board of directors of KBL Healthcare Acquisition Corp. III, a publicly owned blank check corporation. Ms. More is Chairman Emeritus of the Connecticut Venture Group and a board member of the University of Connecticut Research and Development Corporation. Ms. More attended the University of Bridgeport and has been awarded a Chartered Financial Analyst (CFA) charter. Ms. More’s investment and leadership experience in the healthcare industry provides relevant experience in strategic areas, as well as in-depth knowledge of the healthcare industry, providing valuable insight and guidance to the Board for matters such as, among others, corporate strategy and risk management.

Richard Treharne, Ph.D.

Richard Treharne, Ph.D. has served as a member of our Board of Directors since August 2009. Dr. Treharne has over 30 years of experience in the orthopaedic industry with over 15 years in senior management. From August 2006 to the present, Dr. Treharne has held the position of Vice President, Orthopaedic Research at Active Implants Corporation, a privately held orthopaedic company focused on innovative technologies for degenerative conditions of the joints. During his sixteen years at Medtronic Sofamor Danek, from November 1990 to August 2006, he served as a Group Director — Regulatory and Clinical Affairs for three months and then various Vice President positions for the remainder of his tenure, most recently as Vice President — Regulatory Affairs. He also held several director level positions at Smith & Nephew plc prior to working at Medtronic. Dr. Treharne holds an M.B.A. from the University of Memphis, a Ph.D. and a M.S.E. from The University of Pennsylvania, and a B.S. in Metallurgical Engineering from The Ohio State University. Dr. Treharne’s experience in senior management and the orthopaedic industry provide strategic and practical knowledge to our Board related to regulatory, clinical research and other operational areas in our industry.

There are no family relationships among any of the Company’s directors or executive officers.

DIRECTOR NOMINATIONS

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating & Corporate Governance Committee (the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board, seeks to insure that at least a majority of the directors are independent under the rules of the NASDAQ Stock Market (“NASDAQ”), and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under NASDAQ rules (including that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission). Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties. Additionally, the Nominating Committee will consider diversity and seeks diverse individuals, such as women and individuals from minority groups, to include in the pool of candidates for Board nomination; however, there is no formal policy with respect to diversity considerations in identifying director nominees.

Stockholder Nominees.  The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) all information required by the Company’s Bylaws (including the names and addresses of the stockholders making the nomination and the appropriate biographical information and a statement as to the qualification of the nominee), and should be submitted in the time frame described in the Bylaws of the Company and under the question, “How do I make a stockholder proposal or nominate an individual to serve as a director for the fiscal year 2010 annual meeting of stockholders occurring in 2011?” above.

Process for Identifying and Evaluating Nominees.  The Nominating Committee believes the Company is well served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2010 Annual Meeting.  Each of the nominees listed in this Proxy Statement are current directors standing for re-election.

CORPORATE GOVERNANCE

The Board met five times during fiscal 2009 and action was taken via unanimous written consent two times. The Audit Committee met eleven times. The Compensation Committee met five times and action was taken via unanimous written consent two times. The Nominating & Corporate Governance Committee met four times. Peter C. Farrell, Ph.D., A.M. did not attend 75% or more of the aggregate number of Board meetings and committee meetings of committees on which he served. Each member of the Board, except Dr. Farrell, attended 75% or more of the Board meetings during fiscal 2009. Each member of the Board who served on either the Audit, Compensation or Nominating and Corporate Governance Committee attended at least 75% of the respective committee meetings during fiscal 2009.

Board Independence

The Board has determined that the following directors are “independent” under current NASDAQ listing standards:

Jack R. Blair
Peter C. Farrell, Ph.D., A.M.
Lesley H. Howe
Robert J. Hunt
Eileen M. More
Richard Treharne, Ph.D.

Under applicable SEC and NASDAQ rules, the existence of certain “related party” transactions between a director and the Company with dollar amounts above certain thresholds are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC and NASDAQ rules, the Board considered certain other relationships in making its independence determinations, and determined, in each case, that such other relationships did not impair the director’s ability to exercise independent judgment on behalf of the Company.

Board Leadership Structure

The position of Chairman of the Board and Chief Executive Officer of the Company has been combined and the Company does not appoint a lead independent director. The Board believes that Mr. Lukianov’s service as both Chairman of the Board and Chief Executive Officer, or “CEO”, is in the best interest of the Company and its shareowners. Mr. Lukianov possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, investors, customers and suppliers, particularly during times of turbulent economic and industry conditions. This has been beneficial in driving a unified approach to core operating processes across a global organization that has significant growth from year-to-year.

Each of the directors other than Mr. Lukianov is independent and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the independent directors communicate with the Chairman directly regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, the Company’s Corporate Governance Guidelines do not establish this approach as a policy.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees, and the Nominating and Corporate Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

Board Committees

The Board has standing Audit, Compensation, and Nominating & Corporate Governance committees.

Audit Committee.  The Audit Committee currently consists of Lesley H. Howe (chairperson), Jack R. Blair and Robert J. Hunt. The Board has determined that all members of the Audit Committee are independent directors under the NASDAQ listing standards and each of them is able to read and fundamentally understand financial statements. The Board has determined that Lesley H. Howe qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of our accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee report is included in this Proxy Statement under the caption “Report of the Audit Committee.”

Compensation Committee.  The Compensation Committee currently consists of Eileen M. More (chairperson), Peter C. Farrell, Ph.D., AM, Robert J. Hunt and Richard Treharne, Ph.D. The Board has determined that all members of the Compensation Committee are independent directors under the NASDAQ listing standards. The Compensation Committee administers the Company’s benefit and stock plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee meets several times a year and consults with independent compensation consultants, as it deems appropriate, to review, analyze and set compensation packages for our executive officers, which include our Chairman and CEO, our President and Chief Operating Officer, our Executive Vice President and Chief Financial Officer and each of our other senior officers. The Compensation Committee determines the CEO’s compensation following discussions with him and, as it deems appropriate, an independent compensation consultant. The Compensation Committee is solely responsible for determining the CEO’s compensation. For the other executive officers, the CEO prepares and presents to the Compensation Committee performance assessments and compensation recommendations. Following consideration of the CEO’s presentation, the Compensation Committee may accept or adjust the CEO’s recommendations. The other executive officers are not present during this process. For more information, please see below under “Compensation Discussion and Analysis.” The Compensation Committee is governed by a written charter approved by the Board. The Compensation Committee report is included in this Proxy Statement under the caption “Report of the Compensation Committee.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Jack R. Blair (chairperson), Peter C. Farrell, Ph.D., AM, Eileen M. More and Richard Treharne, Ph.D., each of whom the Board has determined is an independent director under the NASDAQ listing standards. The Nominating and Corporate Governance Committee’s responsibilities include recommending to the Board nominees for possible election to the Board and providing oversight with respect to corporate governance and succession planning matters. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board.

Charters for the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees are available to the public at the Company’s website at www.nuvasive.com.

Compensation Consultant Fees

In the last fiscal year, the Compensation Committee has selected and retained Frederick W. Cook & Co., Inc. as independent executive compensation consultants. Frederick W. Cook & Co., Inc. only provides compensation consulting services to the Compensation Committee, reports directly to the Compensation Committee, only provides services that are requested by the Compensation Committee and works with the Company’s management only on matters for which the Compensation Committee is responsible.

COMMUNICATIONS WITH DIRECTORS

Any stockholder who desires to contact any member of the Board or management can write to:

NuVasive, Inc.
Attn: Investor Relations
7475 Lusk Boulevard
San Diego, CA 92121

or send an e-mail to investorrelations@nuvasive.com.

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock- related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings. All of our directors, who were directors at such time, attended the annual meeting held in 2009.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is included as Section 2 of the Company’s Code of Conduct posted on the Company’s website at www.nuvasive.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of February 26, 2010 (or such other date as provided below) based on information available to us and filings with the Securities and Exchange Commission by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) the Company’s Chief Executive Officer, Chief Financial Officer and each other named executive officer and (d) all directors and executive officers as a group. Each stockholder’s percentage ownership is based on 38,841,379 shares of our common stock outstanding as of February 26, 2010. The information in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Class

Principal Stockholders
FMR LLC(3)	5,732,722	14.8%
82 Devonshire Street Boston, MA 02109
BlackRock Inc.(4)	2,549,863	6.6
40 East 52nd Street New York, NY 10022
Waddell & Reed Financial, Inc.(5)	2,300,700	5.9
6300 Lamar Avenue Overland Park, KS 66202
Wells Fargo and Company(6)	2,215,247	5.7
420 Montgomery Street San Francisco, CA 94104
Directors and Executive Officers
Alexis V. Lukianov(7)	941,758	2.37
Jack R. Blair(8)	99,990	*
Peter C. Farrell, Ph.D, AM(9)	79,500	*
Lesley H. Howe(10)	46,500	*
Robert J. Hunt(11)	69,500	*
Eileen M. More(12)	51,500	*
Richard Treharne, Ph.D.(13)	20,000	*
Keith C. Valentine(14)	423,225	1.08
Michael J. Lambert	—	*
Kevin C. O’Boyle(15)	16,671	*
Patrick Miles(16)	216,572	*
Jeffrey P. Rydin(17)	156,352	*
All directors and executive officers as a group (13 persons)(18)	2,283,820	5.57

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o NuVasive, Inc., 7475 Lusk Boulevard, San Diego, CA 92121.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from February 26, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)	Based solely upon Amendment No. 5 to a Schedule 13G jointly filed on February 16, 2010 by FMR LLC and Edward C. Johnson III (the “FMR Reporting Persons”) containing information as of December 31, 2009. Fidelity Management & Research Company (“Fidelity”), wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 5,732,722 shares as a result of acting as investment adviser to various investment companies. Each of the FMR Reporting Persons, through its control of Fidelity, has sole power to dispose of the 5,732,722 shares, but neither FMR Reporting Person has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds; such power resides with the individual funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees.

(4)	Based solely upon a Schedule 13G filed on January 29, 2010 by Blackrock Inc. containing information as of December 31, 2009.

(5)	Based solely upon a Schedule 13G jointly filed on February 12, 2010 by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”) containing information as of December 31, 2009. The securities reported on herein are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO, an investment advisory subsidiary of WDR, or WRIMCO, an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of WRFSI, a parent holding company. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. IICO and WRIMCO own 443,086 and 1,857,614, respectively, through investment their investment advisory contracts which grants them all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. WDR is the beneficial owner of 2,300,700 shares solely through its control relationship to IICO and WRIMCO. WRI and WRFSI are the beneficial owners of 1,857,614 shares solely through its control relationship to WRIMCO.

(6)	Based solely upon a Schedule 13G filed on January 21, 2010 by Wells Fargo and Company containing information as of December 31, 2009. Wells Fargo and Company, on its own and through its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Evergreen Investment Management Company, LLC, Wachovia Bank, National Association, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Delaware Trust Company, National Association, Wells Fargo Alaska Trust company, N.A., Wells Fargo Investments, LLC, Wells Fargo Advisors, LLC and Wells Fargo Bank, N.A., beneficially owns 2,215,247 shares and, with respect to those shares, has sole voting power over 1,606,085 shares, shared voting power over 2,799 shares, sole dispositive power over 2,181,198 shares and shared dispositive power over 11,972 shares.

(7)	Includes 855,967 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(8)	Includes 76,500 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(9)	Consists of 79,500 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(10)	Includes 43,500 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(11)	Includes 41,500 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(12)	Includes 46,500 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(13)	Consists of 20,000 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(14)	Includes 421,209 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(15)	Includes 13,333 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(16)	Includes 214,477 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(17)	Includes 154,438 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

(18)	Includes 2,127,951 shares subject to options currently exercisable or exercisable within 60 days of February 26, 2010.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of March 15, 2010:

Name	Age	Position

Alexis V. Lukianov	54	Chief Executive Officer and Chairman of the Board
Keith C. Valentine	42	President and Chief Operating Officer
Michael J. Lambert	48	Executive Vice President & Chief Financial Officer
Patrick Miles	44	President, Americas
Jeffrey P. Rydin	43	Executive Vice President, Americas, Sales
Jason M. Hannon	38	Executive Vice President, Corporate Development and General Counsel and Secretary

Alexis V. Lukianov has served as our Chief Executive Officer since July 1999, and as Chairman of our Board of Directors since February 2004. His biography is contained in the section of this proxy statement entitled “Nominees and Continuing Directors.”

Keith C. Valentine has served as our President and Chief Operating Officer since January 2007. Between December 2004 and January 2007, he served as our President, and between January 2002 and December 2004, he served as our Executive Vice President. Prior to that, he served as our Sr. Vice President of Marketing and Development. With over 15 years of experience in the orthopaedic industry, Mr. Valentine has served as Vice President of Marketing at ORATEC Interventions, Inc., a medical device company which was later acquired by Smith & Nephew plc. and served in various capacities at Medtronic Sofamor Danek during his eight years with the company, including Vice President of Marketing for the Rods Division and Group Director for the BMP Biologics program, the Interbody Sales Development effort and International Sales and Marketing. Mr. Valentine received a B.B.A. in Management and Biomedical Sciences from Western Michigan University.

Michael J. Lambert has served as our Executive Vice President and Chief Financial Officer since November 2009. From October 2007 until May 2009, Mr. Lambert held the position of Executive Vice President and Chief Financial Officer at Advanced Medical Optics, Inc. (AMO), which was a publicly traded company, until its acquisition in 2009 by Abbott Laboratories. AMO was a global leader in making medical devices for the eye. Prior to that, Mr. Lambert held the position of Senior Vice President and Chief Financial Officer during his three years with Quest Software, Inc., a publicly traded company specializing in systems management software products. Mr. Lambert’s prior work experience includes the following: Executive Vice President, Finance and Chief Financial Officer at Quantum Corporation, a publicly traded company focused on data storage, recovery and archiving; Senior Vice President and Chief Financial Officer at NerveWire Inc., a privately held B2B internet services firm; and various positions at Lucent Technologies, International Business Machines (IBM), Marakon Associates and Data General Corporation. Mr. Lambert received a B.S. in Business Administration from Stonehill College and an M.B.A. from Harvard Graduate School of Business Administration.

Patrick Miles has served as our President, Americas since January 2010. Prior to that, he served as our Executive Vice President of Product Marketing and Development from January 2007 to December 2009, Senior Vice President of Marketing from December 2004 to January 2007, and as our Vice President, Marketing from January 2001 to December 2004. Mr. Miles has over 15 years of experience in the orthopaedic industry. Mr. Miles has also served as Director of Marketing for ORATEC Interventions, Inc., a medical device company and as a Director of Marketing for Minimally Invasive Systems and Cervical Spine Systems for Medtronic Sofamor Danek, as well as serving in several positions with Smith & Nephew. Mr. Miles received a B.S. in Finance from Mercer University.

Jeffrey P. Rydin has served as our Executive Vice President, Americas, Sales since January 2010. Prior to that, he served as our Senior Vice President, U.S. Sales from December 2005 to December 2009. Prior to joining us, from January 2003 to December 2005, Mr. Rydin served as Area Vice President of Orthobiologics for DePuy Spine, Inc., a subsidiary of Johnson & Johnson. With nearly 20 years of sales experience in the healthcare industry, Mr. Rydin has also served as Vice President of Sales at Orquest, Inc., a developer of biologically-based implants for orthopaedics and spine surgery, which was acquired by DePuy, as Director of Sales at Symphonix Devices, Inc., a hearing technology company, and as Director of Sales at General Surgical Innovations, Inc., a developer, manufacturer and marketer of tissue dissection systems for minimally invasive surgical procedures, which was acquired by Tyco International Ltd. Mr. Rydin holds a B.A. in Social Ecology from the University of California, Irvine.

Jason M. Hannon has served as our Executive Vice President of Corporate Development, General Counsel and Secretary since January 2010. Prior to that, Mr. Hannon served as our Senior Vice President of Corporate Development, General Counsel and Secretary from January 2009 to December 2009, Senior Vice President, General Counsel, and Secretary from January 2007 to December 2008, and as our Vice President of Legal Affairs and Secretary from June 2005 to January 2007. Prior to joining NuVasive, Mr. Hannon practiced corporate and transactional law at the law firms of Brobeck Phleger & Harrison LLP and Heller Ehrman LLP, specializing in mergers and acquisitions, public and private financing, joint ventures, licensing arrangements, and corporate governance matters. Mr. Hannon also served as a law clerk to the Honorable Jerome Farris of the U.S. Court of Appeals for the Ninth Circuit. Mr. Hannon received a B.A. degree from the University of California, Berkeley and a J.D. from Stanford Law School.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last fiscal year, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

It is our policy that the Audit Committee approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval. This policy is set forth in the Company’s Audit Committee charter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2009, such SEC filing requirements were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (excluding
	of Outstanding Options,	Outstanding Options,	securities reflected
Plan Category	Warrants and Rights	Warrants and Rights	in column (a))

Equity compensation plans approved by stockholders	5,992,915 (1)	$29.44	1,143,927 (2)
Equity compensation plans not approved by stockholders	—	—	—
Total:	5,992,915	$29.44	1,143,927

(1)	Consists of shares subject to outstanding options and restricted stock units under our 1998 Stock Option/Stock Issuance Plan and our 2004 Equity Incentive Plan.

(2)	Consists of shares available for future issuance under our 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan. As of December 31, 2009, an aggregate of 39,786 shares of common stock were available for issuance under the 2004 Equity Incentive Plan and 1,104,141 shares of common stock were available for issuance under the 2004 Employee Stock Purchase Plan. The 2004 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2014, subject to certain limitations, by a number of shares equal to the lessor of: (1) 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, (2) 4,000,000 shares, or (3) a number of shares set by our Board. The 2004 Employee Stock Purchase Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2014, subject to certain limitations, by a number of shares equal to the least of: (1) 1% of the number of shares of our common stock outstanding on that date, (2) 600,000 shares, or (3) a lesser number of shares determined by our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy and Objectives

Our goal is to be successful in the intensely competitive spine surgery products and procedures market. In order to achieve that goal, we believe that it is critical that we attract, motivate and retain highly talented executives. These concepts are embodied in our hiring motto of “Find Them, Train Them, Keep Them”, which applies to all of our shareowners (which is our term for our employees) in addition to our executives. We compete for executive talent with a number of large, well-established medical device manufacturers who, among other things, enjoy significantly greater name recognition and deeper industry connections. Our executive compensation programs are designed to:

•	Attract and retain top talent;

•	Promote achievement of individual and Company performance goals;

•	Align executives with stockholders’ interests; and

•	Support our culture of achieving superior performance through customer service and innovation.

As the basis for determining their overall compensation, we use the performance of our named executive officers in managing and growing our Company, considered in light of general economic and specific Company, industry and competitive conditions. Our executive compensation packages include a significant proportion of performance-based compensation in the form of both cash and equity incentives, which is intended to promote achievement of specific annual and long-term strategic goals with the ultimate objective of increasing stockholder value over the long term.

Determining Executive Compensation

The compensation committee of our Board, which we refer to as the Committee, establishes and oversees our executive compensation programs. The Committee annually reviews the history of all the elements of each named executive officer’s total compensation, which includes a review of (i) performance under the current annual executive cash bonus plan and (ii) appropriate equity awards for our named executive officers. The Committee typically adopts the structure for the current-year cash performance bonuses during the first quarter of each year after details regarding Company performance for the prior year become available. The Committee also determines the base salaries, the performance-based cash bonuses and the equity award grants for our named executive officers. The Committee is solely responsible for determining the CEO’s compensation. For the other named executive officers, the CEO prepares and presents to the Committee performance assessments and compensation recommendations. Following consideration of the CEO’s presentation, the Committee may accept or adjust the CEO’s recommendations.

The Committee evaluates the following factors to determine total compensation for each named executive officer:

•	Company performance against corporate objectives for the previous year;

•	individual performance against individual objectives for the previous year;

•	each executive’s performance with respect to general management responsibilities;

•	each executive’s contribution as a member of the executive management team;

•	difficulty of achieving desired Company and individual performance objectives in the coming year; and

•	value of each executive’s unique skills and capabilities to support our long-term performance objectives.

Performance Measures

The Company’s performance measures, which are used in evaluating total compensation and play an important role in performance-based cash compensation, include financial and operational goals of the Company. The Company has historically been very focused on revenue growth with an increasing emphasis on the achievement and expansion of profitability as a financial goal. These goals are balanced with other Company goals, such as strategic and operational goals, which may include acquisitions or other investments that deliberately impact pre-existing financial goals. Along with our financial goals, customers’ satisfaction, operational goals and strategic objectives form the basis of our Company’s performance measures. Individual performance measures are determined in light of the Company’s performance measures and ability of the named executive officer, through his or her position, to impact the goals with his or her job performance. The individual performance measures for 2009 are philosophically consistent with past performance measures. Historically, the named executive officers have achieved the performance measures, which has lead to the high performance of the Company. As such, the individual performance measures have served as good indicators of individual performance.

Benchmarking

Historically and in 2009, keeping in line with its general philosophy and recognizing the continuing high performance of the Company, the Committee sought to compensate the named executive officers at a level equal to or above the 75th percentile of its peers for outstanding performance.

In 2008, the Committee retained Frederick W. Cook & Co., Inc., a consulting firm specializing in executive and key employee compensation, to assist us and the Committee in reviewing our executive compensation programs and philosophies and to provide benchmarking services for executive compensation in 2009. Frederick W. Cook & Co. reviewed 2008 compensation and was instructed to, among other things, conduct an independent review of the Company’s direct compensation program for senior executives, which included our named executive officers. The review included an analysis of award types, mix of grant values, and various other measures of overall value and costs.

The following 15 publicly traded U.S.-based medical equipment, diagnostic, and device companies were selected by Frederick W. Cook & Co., Inc. for its benchmarking analysis:

American Medical Systems Edwards Lifesciences ev3 Gen-Probe Illumina	Immucor Integra LifeSciences Intuitive Surgical Lifecell Masimo	Mentor Orthofix ResMed Thoratec Wright Medical

Within this Peer Group, the Company is roughly in the 50th percentile of market capitalization. Our performance, measured by growth in revenue and increase in shareholder return over a 1-year and 3-year period, was in the top quartile of performance for our peer group. Based on Frederick W. Cook & Co.’s analysis of our 2009 compensation, our named executive compensation, as compared to our peers, fell within the following percentiles:

		Target Bonus -	Target Bonus -	Total Cash	Equity	Total Direct
	Base Salaries	CEO	Other NEOs	Compensation	Compensation	Compensation

Percentile	>75th	>75th	>75th	>75th	>75th	>75th

Total compensation and all categories of compensation were at a level above the 75th percentile of our peers, which is in line with our compensation goals and the overachievement of the Company with respect to financial goals, revenue growth and strategic accomplishments, as well as the performance of the named executive officers. It also takes into account the higher cost of living in the San Diego area compared to our peers.

In 2009, Frederick W. Cook & Co. conducted a follow-up review of our senior executive compensation practices using their review conducted in 2008 along with 2009 market data from a group of larger publicly traded companies. This group included companies with larger market capital and revenue bases than NuVasive, but provided useful comparison information given NuVasive’s rapid growth, projections, and anticipation toward becoming and joining the larger market capitalization group. The increases in total compensation for 2010 were in part caused by certain named executive officers receiving promotions in the beginning of 2010. Our Executive Vice President, Marketing & Development and our Senior Vice President, U.S. Sales were promoted in 2010 to President, Americas and Executive Vice President, Americas, Sales, respectively. These promotions also included additional responsibilities which factored into the decision to increase total compensation. The increase in total compensation for named executive officers in 2010 was also in part caused by the recruitment of a new Chief Financial Officer in 2009.

Executive Summary

Historically and in 2009, the key components of compensation for our named executives consisted of base salary, performance-based cash bonus and equity incentive awards. In addition to the key components, the named executive officers are provided with the same health and welfare benefits package available to all our shareowners, as well as certain other incidental perquisites that do not comprise a material portion of any executive’s compensation package. We generally do not provide significant recurring perquisites to our executives that are not available to our salaried shareowners. We expect the 2010 compensation components to be substantially similar in design to those in 2009. This mix of cash and equity compensation and short- and long-term compensation is designed to implement our compensation philosophy and further our overall compensation objectives by:

•	encouraging superior short- and long-term performance;

•	creating a cohesive management team to secure the future potential of our operations;

•	maximizing long-term stockholder value;

•	enabling us to grow our Company and expand our market impact in our industry; and

•	encouraging proper compliance and regulatory guidance.

.

Key Factors for Determining
Component of Compensation	Purpose	Compensation
Base Salary	Compensate named executive officers for services rendered during the fiscal year	Competitive factors in our industry

Market data provided by our outside consultants and gathered internally

Internal assessment of the named executive officer’s compensation, both individually and relative to other officers

Individual performance of each named executive officer

Performance-Based Cash Bonus	Reward our named executive officers for the achievement of shorter-term (annual) Company financial and operational goals as well as achievement of individual performance goals	Achievement of Company performance measures

Named executive officer’s achievement, or lack thereof, of the individual performance measures

The potential for the named executive officer’s performance to help the Company reach its annual performance measures

Equity Incentive Awards	Align the long-term interests of the named executive officers and the shareholders to provide retention benefits and to motivate long-term ethical conduct	Ongoing performance level

Importance of retaining the named executive officer’s services

The potential for the named executive officer’s performance to help the Company attain our long-term goals

Industry standards

Replacement cost (in terms of equity) of the named executive officer

Sufficient unvested equity to motivate the named executive officer

Counter-balance risk of short-term incentives

Perquisites	Support our recruitment and retention objectives by putting us in line with industry standards	Industry standards

Mix of Compensation

The mix of cash and equity compensation in our 2009 executive compensation packages varied among officers, driven by the following philosophical principles: the compensation of our most senior officers, primarily the CEO, should be tied to long-term performance (and thus the CEO’s compensation is most heavily weighted to equity compensation); the compensation of our Executive Vice President, Product Marketing & Development (promoted to President, Americas in the beginning of 2010) and our Senior Vice President, U.S. Sales (promoted to Executive Vice President, Americas, Sales in the beginning of 2010) focuses on all areas of compensation, with special attention to achievement of shorter term sales and product introduction goals; and the compensation of our Executive Vice President & Chief Financial Officer and our President & Chief Operating Officer balances short- and long-term incentives. In all cases, we provide significant equity compensation to tie our named executive officers’ compensation to the long-term growth and success of our Company.

Cash Compensation

Base Salaries

For 2009, the salary increases were larger than the prior year, reflecting the rapid growth of the Company, the Company’s continued strong performance, and the performance of the individual executives. The increases also reflected the elimination of a majority of the perquisites available to the named executive officers. This growth, both in terms of the size of the Company and the increased revenues, changed our competitive landscape, and we now compete for executive talent with larger companies. The Committee determined that the performance of each of the named executive officers was at a high level, as each delivered results that were well above expectations and similarly situated executives at companies in our peer group. Consistent with past practices and the Committee’s general philosophy, the salary increases in 2009 were designed to compensate the named executive officers at a level equal to or above the 75th percentile of the Company’s peers for its outstanding performance.

2010 Base Salary

For 2010, the Committee decided that the base salary for our CEO and our President & Chief Operating Officer will remain the same as in 2009. The base salary for our Executive Vice President, Marketing & Development and our Senior Vice President, U.S. Sales were increased primarily due to their promotions (which include added responsibilities) in 2010 to President, Americas and Executive Vice President, Americas, Sales, respectively. With the addition of a new Executive Vice President & Chief Financial Officer, a new base salary was established for the position in 2009 which remains unchanged for 2010.

Performance-Based Cash Bonuses

Under the terms of the 2009 cash bonus plan, a pool of bonus dollars was to be funded, provided we achieved a minimum total revenue level while meeting profitability and operational goals, with the overall size of the pool growing as our financial and operational performance exceeded that minimum level. As such, the existence and size of a bonus pool was based on our overall performance, including financial and non-financial components. These financial goals are consistent with the financial guidance provided to the public and our investors and our operational goals include customers’ satisfaction, infrastructure goals and strategic objectives. Because of the high performance of the Company, the 2009 cash bonus plan was funded at a higher level than if the Company had only met its minimum performance goals. Additional funding of the cash bonus pool is, in part, measured by how much the Company had over-achieved with respect to certain goals in 2009.

The following table shows the milestones that were achieved and triggered additional funding of the 2009 bonus pool based upon the performance of the Company:

Bonus Pool Funding**
(as a Percentage of
2009 Performance Bonus Milestones*	Revenue Milestone)

$355 million or more in Revenue	1.49%
$358 million or more in Revenue	1.73%
$361 million or more in Revenue	1.97%
$364 million or more in Revenue	2.19%
$367 million or more in Revenue	2.33%
$370 million or more in Revenue	2.57%

*	The bonus pool could have been higher if revenue and profitability exceeded the achieved milestones.

**	In addition to meeting the revenue milestone, there was an earnings per share target of $0.15 to $0.25 for the bonus pool to be funded. Missing the earnings per share target by $0.10 or more would reduce the bonus pool by $300,000.

After the bonus pool is determined, the named executive officers have a potential for additional bonus upon significant individual and Company over-achievement. The additional objectives include: (i) achievement of earnings per share targets; (ii) achievement of major Company initiatives; and (iii) achievement by each named executive officer of his or her personal individual performance measures. The Committee may consider the named executive officer’s performance against individual and executive team goals.

The following table shows, for 2009, the targeted bonus, potential bonus with over-achievement and the actual bonus paid:

		2009 Over
	2009 Base Target	-achievement
Position	Bonus Range*	Bonus Maximum		Actual Bonus

CEO	$600,000 — $800,000	Up to $	1,000,000	$900,000
President & Chief Operating Officer	$375,000 — $500,000	Up to $	625,000	$550,000
Executive Vice President & Chief Financial Officer	$182,500 — $273,750		N/A**	$125,000
President, Americas	$281,250 — $375,000	Up to $	468,750	$425,000
Executive Vice President, Americas, Sales	$262,500 — $350,000	Up to $	525,000	$425,000

*	Does not include additional bonus available upon significant over-achievement.

**	Due to the resignation and replacement of our former EVP & CFO during 2009, our current EVP & CFO received a pro-rated bonus for 2009.

For 2009, the Committee determined the Company met the total revenue threshold of $370 million to fund the bonus pool with 2.57% of the revenue milestone reached. No reduction was applied to the total pool due to the Company reaching its profitability threshold of $0.15 earnings per share (as adjusted). The Committee determined that additional funding of the pool was deserved due to the over-achievement by the Company, which included Company initiatives such as product launches, strategic initiatives and infrastructure scalability projects. Also, the Committee determined the performance of each of the named executive officers based on their individual performance measures to be at a very high level, as each named executive officer receiving a bonus delivered results that are well above expectations and met both individual and executive team goals during 2009. The Company exceeded financial guidance and expectation, achieved profitability, launched several new products and made strides at increasing operational efficiencies. Additionally, the Company was able to achieve certain strategic objectives in 2009, such as the acquisition of Cervitech, Inc. and their cervical total disc replacement product, PCM. This over-achievement by the Company and our named executive officers resulted in cash bonuses in excess of the targeted bonus range. See the column titled “Non-Equity Incentive Plan Compensation” under “Summary

Compensation Table” for the cash bonuses awarded to named executive officers by the Committee for 2009 performance.

2010 Bonus Plan

For 2010, each named executive officer will be eligible to receive their target bonus under our cash bonus plan if we meet the financial performance criteria set forth in the bonus plan. The Committee will have the discretion to reduce the actual bonus payments paid to the named executive officers based on certain Company and individual performance measures, such as achieving strategic and operational objectives and increasing our operational efficiencies.

Equity Compensation

We have utilized equity compensation because of the near universal expectation by persons in our industry that senior executives would receive equity awards as part of their total compensation. We believe that a decision to limit or eliminate our use of equity awards would have a significant negative impact on our senior executive recruitment efforts, as well as senior executive retention and motivation. Historically and in 2009, we have used stock options as our primary form of equity compensation for our named executive officers. We regularly consider the use of other forms of equity compensation for our named executive officers. In 2009, we initiated the use of restricted stock units (RSUs) as another form of equity compensation for our shareowners other than our named executive officers. As we continue to grow, alternatives to stock options, including the use of RSUs, are likely to form a part of our equity compensation practices with respect to named executive officers, as such alternative awards may provide more near-term incentives.

Stock Option Awards

Stock options granted to named executive officers in 2009 were determined based on a combination of Company performance, individual performance, an analysis of competitive pay practices and an evaluation of the sufficiency of the unvested equity awards held by named executive officers. In particular, we have undertaken to provide high levels of equity compensation to our named executive officers as we feel it is crucial to our long-term growth prospects to retain our current executive management team. In the last couple of years, due to the long tenure of our named executive officers (leading to a significant percentage of outstanding option grants being vested) and the full vesting of all pre-IPO issued options, the Company granted the named executive officers a larger than normal grant of stock options in order to motivate and incentivize the named executive officers in accordance with our compensation philosophies and in line with an estimate of the equity cost that would be incurred to replace such individual. The 2010 grant of stock options to named executive officers were less than the previous two years as we returned to our normal granting practices, as adjusted for our growth over the past two years. Additionally, our current Executive Vice President & Chief Financial Officer was granted restricted stock units in 2010 by the Committee in accordance with the terms of his 2009 offer letter.

Perquisites and Other Benefits

In 2009, the Committee decided to move away from providing named executive officers with perquisites or other benefits not available to all shareowners. Our named executive officers currently participate in NuVasive’s benefit plans on the same terms as other shareowners, which include our 401(k) plan, medical and dental insurance. In 2009, we provided relocation benefits to Mr. Rydin and Mr. Lambert as described in the footnotes to the “Summary Compensation Table” below. Historically, named executive officers have participated in our Employee Stock Purchase Plan, which participation is available to all of our shareowners, pursuant through which they purchase shares of our common stock at a discount to market prices. Additionally, our executive travel and expense policy, as adopted in 2010, sets forth guidelines for our executive officers with respect to reimbursable expenses and generally requires: (i) there be a business purpose for business meals reimbursed by the Company; (ii) personal aspects of business travel (other than incidental meals and other expenses) are paid by the executive; and (iii) spouse travel is paid for by the executive.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2009, are included in the column captioned “All Other Compensation” of the “Summary Compensation Table” below.

Severance and Change of Control Benefits

Cash Severance

We believe that severance benefits for named executive officers should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. Severance benefits should also aim to disentangle the Company from the former executive as soon as practicable. For instance, while it is possible to provide salary continuation to an executive during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

We have entered into severance arrangements with each of our named executive officers. Each arrangement provides that the executive shall receive a severance payment if the executive is involuntarily terminated (except with respect to our CEO to whom the severance benefits apply in any situation). The structure of the severance arrangements is in part affected by the market and our ability to attract and retain top talent as compared to larger competitors who have greater resources. We tied severance directly to base salary and the most recent bonus as an added incentive to the named executive officers, as the performance of the Company and each named executive officer will affect the amount of each such component of compensation. In connection with these severance payments, we do not typically continue health and other insurance benefits for our named executive officers beyond the benefits we are required to offer by law. This is consistent with our philosophy of lump-sum payments in order to cleanly sever the relationship. These severance arrangements, including equity acceleration (described below), are considered a wholly separate component of compensation and, therefore, have not influenced the Committee’s decisions regarding other elements of compensation.

In order to ensure a smooth transition with the incoming CFO, in September 2009, we asked and Kevin O’Boyle, our then-current Executive Vice President & Chief Financial Officer, agreed to enter into a severance agreement in connection with his resignation and departure from the Company for personal reasons. Under the severance agreement, we agreed to pay Mr. O’Boyle a cash severance payment which included $565,000, which was equal to the severance payment due (his current base salary plus the most recent bonus paid), which NuVasive had been obligated to pay under a prior severance arrangement, plus an additional $200,000 in recognition of the value he provided in 2009 as a bonus. While not our typical policy, we also agreed to provide him with healthcare benefits for up to 18 months after departing the Company.

Based upon a hypothetical termination date of January 1, 2010, the cash severance benefits for our named executive officers would have been as follows:

	Termination Prior to Change of Control or		Termination within 12 Months After a Change
	More than 12 Months After Change of Control		of Control
		Estimated Cash		Estimated Cash
Position	Formula	Payment	Formula	Payment

CEO	2 x (Current Salary + Most Recent Bonus)	$3,100,000	2 x (Current Salary + Most Recent Bonus)	$3,100,000
President & Chief Operating Officer	1 x (Current Salary + Most Recent Bonus)	$1,000,000	1.5 x (Current Salary + Most Recent Bonus)	$1,500,000
Executive Vice President & Chief Financial Officer*	1 x (Current Salary + Most Recent Bonus)	$450,000	1.5 x (Current Salary + Most Recent Bonus)	$675,000
President, Americas	1 x (Current Salary + Most Recent Bonus)	$850,000	1.5 x (Current Salary + Most Recent Bonus)	$1,275,000
Executive Vice President, Americas, Sales	1 x (Current Salary + Most Recent Bonus)	$850,000	1 x (Current Salary + Most Recent Bonus)	$850,000

*	Our current Executive Vice President & Chief Financial Officer did not receive a performance bonus as of January 1, 2010 but has since received a pro-rated bonus of $125,000 for 2009 due to recently joining the Company in November 2009.

Equity Acceleration

In the event of a change of control, the Company’s acceleration plan, which applies to all shareowners, gives the following benefit: 50% of equity awards that are unvested at the time of a change of control vest immediately, with the remaining 50% vesting immediately upon a termination of employment without cause (or resignation for good reason) within 18 months following the change of control. The vesting of equity compensation of our Executive Vice President & Chief Financial Officer and our Executive Vice President, Americas, Sales in a change of control is handled under the Company’s acceleration plan. The vesting of equity compensation for our CEO, President & Chief Operating Officer and President, Americas is the same as provided by the Company’s acceleration plan with respect to the initial 50% of stock options that are unvested at the time of a change of control, which vest immediately upon the change of control; however, the remaining 50% of stock options that are unvested at the time of a change of control will vest in equal installments over the 12 months following the change of control or immediately, if there is a termination without cause or with any termination in the case of our CEO. Further, if our CEO ceases to be our CEO or a member of the board for reasons of death or disability, then all unvested equity compensation shall immediately vest. The acceleration of equity incentives was structured to encourage retention and for our shareowners to share in the benefit, if any, from any change of control that may occur.

Management of Compensation-related Risks

The Board reviewed the compensation policies for our executives and other shareowners and determined that there are no compensation-related risks that are reasonably likely to have a material adverse effect on our company. In particular, the balance of our compensation in terms of type of compensation (i.e. base salary, equity and cash performance bonuses) and incentive goals (i.e. short and long term incentives) properly mitigate material risk in the compensation to our executives. These same principals, to varying degrees, are adopted with respect to our non-executive shareowners and are designed to incentivize our shareowners to act in the best interests of the Company, which includes not exposing the Company to material risks.

Tax and Accounting Considerations

To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax and similar benefits for the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to any one named executive officer. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. A portion of our annual cash incentive awards is determined based upon the achievement of certain predetermined financial performance goals of the Company in order to permit the Company to deduct such amounts pursuant to Section 162(m). In addition, our equity incentive plans contain limits on the number of equity awards that can be granted to any one individual in any year for purposes of Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company’s stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of the Company’s stockholders.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to and performance achievement for the Company by our Chief Executive Officer, the two individuals who served as our Executive Vice President & Chief Financial Officer and the Company’s next three most highly compensated executive officers for the fiscal year ended December 31, 2009. These six officers are referred to as the “named executive officers” in this Proxy Statement. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried shareowners.

				Non-Equity
			Option	Incentive Plan	All Other		Total
Name and Principal Position	Year	Salary ($)	Awards(1) ($)	Compensation ($)	Compensation ($)		($)

Alexis V. Lukianov	2009	800,000	4,647,034	900,000	—	(2)	6,347,034
Chairman and CEO	2008	600,000	5,542,856	750,000	28,893		6,921,749
	2007	450,000	3,011,962	500,000	25,346		3,987,308
Keith C. Valentine	2009	500,000	2,794,209	550,000	—	(2)	3,844,209
President and Chief Operating Officer	2008	400,000	2,771,430	500,000	27,535		3,698,965
	2007	325,000	1,505,981	375,000	23,852		2,229,833
Michael J. Lambert(3)	2009	59,712	382,494	125,000	22,411	(2)	589,617
Executive Vice President and CFO
Kevin C. O’Boyle(3)	2009	365,000	1,058,535	—	—	(2)	1,423,535
Executive Vice President and CFO	2008	315,000	1,385,713	200,000	25,132		1,925,845
	2007	285.000	853,390	240,000	22,724		1,401,114
Patrick Miles	2009	375,000	2,117,074	425,000	—	(2)	2,917,074
Vice President,	2008	325,000	2,078,572	400,000	24,517		2,828,089
American	2007	275,000	1,003,986	300,000	17,419		1,596,405
Jeffrey P. Rydin	2009	350,000	1,397,102	425,000	57,266	(2)	2,229,368
Executive Vice President,	2008	300,000	1,385,713	450,000	127,787		2,263,500
Americas, Sales	2007	260,000	752,989	275,000	197,360		1,485,349

(1)	Represents the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 For more information, see Note 9 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(2)	Other compensation totaled less than $10,000 for 2009 for each named executive officer except Messrs. Lambert and Rydin. In 2009, Mr. Lambert received a relocation allowance, certain health benefits, life insurance premiums and club memberships. Mr. Rydin received a relocation reimbursement of $52,452, including a tax gross-up of $16,452, certain health benefits, reimbursement for spouse travel to corporate events, life insurance premiums and club memberships.

(3)	Kevin C. O’Boyle resigned from the position of Executive Vice President & Chief Financial Officer and was replaced as the Company’s principal financial officer by Michael Lambert on November 9, 2009.

Grant of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our named executive officers during the fiscal year ended December 31, 2009.

					All Other
					Option
					Awards:	Exercise or
					Number of	Base Price
		Estimated Future Payments Under			Securities	of Option	Grant Date Fair
	Grant	Non-Equity Incentive Plan Awards			Underlying	Awards	Value of Option
Name	Date	Threshold(1)	Target(2)	Maximum(3)	Options (#)	($/sh)	Awards

Alexis V. Lukianov	1/2/09	—	—	—	400,000	$34.82	$4,647,034
Keith C. Valentine	1/2/09	—	—	—	200,000	$34.82	$2,794,209
Michael J. Lambert(4)	11/9/09	—	—	—	20,000	$38.01	$382,494
Kevin C. O’Boyle(4)	1/2/09	—	—	—	75,000	$34.82	$1,058,535
Patrick Miles	1/2/09	—	—	—	150,000	$34.82	$2,117,074
Jeffrey P. Rydin	1/2/09	—	—	—	100,000	$34.82	$1,397,102

(1)	The Company does not establish threshold amounts for non-equity incentive plan awards.

(2)	The 2009 cash bonus ranges are provided above under the heading “Performance-Based Cash Bonuses”. In 2010, the Company did not establish a target bonus amount for non-equity incentive plan awards.

(3)	For 2009, bonuses were awarded based on individual and Company performance, but a successful financial year for the Company is a prerequisite to the award of bonuses. There was no pre-set maximum limit applicable to bonus awards. Similar to prior years, financial and operational performance deemed to be significantly in excess of expectations of the Committee could result in a bonus opportunity of up to an additional twenty-five to fifty percent (25-50%) of base salary. In 2010, bonuses will be funded based on the Company meeting certain financial performance criteria set forth in the bonus plan, which will be the maximum amount available under the bonus plan. The Committee will have the discretion to reduce the actual bonus payments paid to the named executive officers based on certain Company and individual performance measures.

(4)	Kevin C. O’Boyle resigned from the position of Executive Vice President & Chief Financial Officer and was replaced as the Company’s principal financial officer by Michael Lambert on November 9, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Expiration Date

Alexis V. Lukianov	12,217	—	$9.50	10/20/2014
	244,791	5,209	$18.31	1/3/2016
	218,750	81,250	$23.24	1/16/2017
	191,667	208,333	$38.94	1/4/2018
	—	400,000	$34.82	1/2/2019
Keith C. Valentine	4,000	—	$9.50	10/20/2014
	25,334	—	$9.50	12/17/2014
	97,917	2,083	$18.31	1/3/2016
	109,375	40,625	$23.24	1/16/2017
	95,833	104,167	$38.94	1/4/2018
	—	200,000	$34.82	1/2/2019
Michael J. Lambert(2)	—	20,000	$38.01	11/9/2019
Kevin C. O’Boyle(2)	7,745	1,562	$18.31	1/3/2016
	18,260	23,021	$23.24	1/16/2017
	47,917	52,083	$38.94	1/4/2018
	—	75,000	$34.82	1/2/2019
Patrick Miles	19,510	1,042	$18.31	1/3/2016
	63,717	27,083	$23.24	1/16/2017
	71,875	78,125	$38.94	1/4/2018
	—	150,000	$34.82	1/2/2019
Jeffrey P. Rydin	20,064	—	$17.91	12/5/2015
	44,624	20,312	$23.24	1/16/2017
	47,917	52,083	$38.94	1/4/2018
	—	100,000	$34.82	1/2/2019

(1)	All option awards vest 25% on the one year anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter. All option grants have a term of ten years.

(2)	Kevin C. O’Boyle resigned from the position of Executive Vice President & Chief Financial Officer and was replaced as the Company’s principal financial officer by Michael Lambert on November 9, 2009.

Option Exercises

The following table sets forth information regarding options exercised by our named executive officers during the fiscal year ended December 31, 2009.

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)

Alexis V. Lukianov	90,000	2,529,932
Keith C. Valentine	76,000	2,260,136
Michael J. Lambert(1)	—	—
Kevin C. O’Boyle(1)	107,519	1,796,660
Patrick Miles	45,000	988,995
Jeffrey P. Rydin	76,000	1,603,190

(1)	Kevin C. O’Boyle resigned from the position of Executive Vice President & Chief Financial Officer and was replaced as the Company’s principal financial officer by Michael Lambert on November 9, 2009.

DIRECTOR COMPENSATION

Non-employee directors receive fees from the Company for their services as members of the Board and any committee of the Board. We pay our non-employee directors retainers for their service on the Board. In May of 2009, the Board adopted a new compensation plan for the non-employee members of the Board effective as of July 1, 2009. The following table sets forth the non-employee director compensation plans for both the first and second half of 2009.

	Prior Compensation Plan	Current Compensation Plan
Retainer	(Effective Prior to July 1, 2009)	(Effective July 1, 2009)

Board	$15,000	$25,000
Audit Committee	$22,500	$25,000
Chairperson of Audit Committee	$10,000	$15,000
Nominating and Corporate Governance Committee	$3,000	$5,000
Chairperson of Nominating and Corporate Governance Committee	$3,000	$3,000
Compensation Committee	$3,000	$7,500
Chairperson of the Compensation Committee	$3,000	$5,000

No compensation is paid to any director who is also a shareowner, our term for employee, of the Company. The tables below set forth the compensation (cash and equity) received by our directors in 2009.

The Company’s 2004 Equity Incentive Plan, or the 2004 Plan, provides for an automatic grant of an option to purchase 24,000 shares of the Company’s common stock (Initial Option) to each non-employee director who first becomes a non-employee director. The 2004 Plan also provides for an automatic annual grant of an option to purchase 6,000 shares of our common stock (Annual Option) in connection with each annual meeting of stockholders that occurs on or after May 12, 2004. However, a non-employee director granted an Initial Option on, or within a period of six months prior to, the date of the annual meeting of stockholders will not be granted an Annual Option with respect to that annual stockholders’ meeting. As our Company has grown, and the commitment required of each director has grown along with it, we have occasionally granted additional stock options to our directors. For example, in 2009 and in 2007 we granted Dr. Treharne and Ms. More, respectively, options to purchase 18,000 shares of our common stock in addition to receiving the Initial Option. Also, in 2006, we granted options to purchase 8,000 shares of our common stock to each of our non-employee directors, which options vest at the rate of 2,000 shares per year, and an additional grant to certain of our directors who had longer tenures with the Company at the time.

Each Initial Option and Annual Option will have an exercise price equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Each Initial Option will vest in 48 equal installments on each monthly anniversary of the date of grant of the option for so long as the non-employee director continuously remains a director of, or a consultant to, the Company. However, in the event of retirement of a non-employee director during the vesting period of his or her Initial Option, the Initial Option shall automatically vest on an accelerated basis to the extent it would have vested if the non-employee director had remained a director of, or consultant to, the Company through the end of the calendar year in which he or she retired. The remaining unvested shares, if any, will be forfeited and returned to the 2004 Plan. The Annual Option will vest and become exercisable in 12 equal installments on each monthly anniversary of the date of grant of the option for so long as the non-employee director continuously remains a director of, or consultant to, the Company. All automatic non-employee director options granted under the 2004 Plan will be non-statutory stock options. Options must be exercised, if at all, within three months after a non-employee director’s termination of service, except in the case of death, in which event the director’s estate shall have one year from the date of death to exercise the option. In no event, however, shall any option granted to a director be exercisable later than the expiration of the option’s term. In the event of the Company’s merger with another corporation or another change of control, all automatic non-employee director options will become fully vested and exercisable.

Director Summary Compensation Table

The following table summarizes director compensation during the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid	Option
Name	in Cash ($)	Awards ($)(1)	Total ($)

Jack R. Blair	50,750	62,628	113,378
Peter C. Farrell, Ph.D	24,000	62,628	86,628
Lesley H. Howe	56,250	62,628	118,878
Robert J. Hunt	49,000	62,628	111,628
Eileen M. More	33,250	62,628	95,878
Richard Treharne, Ph.D(2)	18,750	608,803	627,553
Hansen A. Yuan, M.D.(2)	10,500	62,628	73,128

(1)	Represents the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. For more information, see Note 9 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(2)	Dr. Yuan resigned as a director of the Company effective August 8, 2009 and Dr. Treharne was appointed to fill the board position vacated by Dr. Yuan.

During fiscal 2009, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table.

	Date of	Options
Name	Option Grant	Granted	Vesting Terms

Jack R. Blair	5/21/2009	6,000	Vests in 12 monthly installments.
Peter C. Farrell, Ph.D	5/21/2009	6,000	Vests in 12 monthly installments.
Lesley H. Howe	5/21/2009	6,000	Vests in 12 monthly installments.
Robert J. Hunt	5/21/2009	6,000	Vests in 12 monthly installments.
Eileen M. More	5/21/2009	6,000	Vests in 12 monthly installments.
Richard Treharne, Ph.D.(1)	8/8/2009	24,000	Vests in 48 monthly installments.
	8/8/2009	18,000	15,000 fully vested at grant, remainder vests in 24 monthly installments.
Hansen A. Yuan, M.D.(1)	5/21/2009	6,000	Vests in 12 monthly installments.

(1)	Dr. Yuan resigned as a director of the Company effective August 8, 2009 and Dr. Treharne was appointed to fill the board position vacated by Dr. Yuan.

At the end of fiscal 2009, each of our current non-employee directors hold options to purchase the following number of shares of our common stock: (a) Jack R. Blair, 77,000, (b) Peter C. Farrell, Ph.D., 80,000, (c) Lesley H. Howe, 44,000, (d) Robert J. Hunt, 52,000, (e) Eileen M. More, 54,000, and (f) Richard Treharne, Ph.D., 42,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or the annual meeting proxy statement on Schedule 14A.

Robert J. Hunt
Peter C. Farrell, Ph.D
Eileen M. More (Chairperson)
Richard Treharne, Ph.D.

The preceding “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2009, the Compensation Committee consisted of Peter C. Farrell, Ph.D., Robert J. Hunt, Eileen M. More (Chairperson), Hansen A. Yuan, M.D. and Richard Treharne, Ph.D., all of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship as defined by SEC rules.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent registered public accounting firm. The Audit Committee consists of three members, each of whom meets the independence and qualification standards for audit committee membership set forth in the listing standards provided by NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Ernst & Young LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2009 year.

The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Committee with and the Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2009 and 2008.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2009 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining its independence;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee met eleven times in 2009. This report for 2009 is provided by the undersigned members of the Audit Committee of the Board.

Jack R. Blair
Lesley H. Howe (Chairperson)
Robert J. Hunt

The preceding “Report of the Audit Committee” shall not be deemed to be “soliciting material” or” filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated b y reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Principal Accountant Fees and Services

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and is asking the stockholders to ratify this appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The following table presents the fees for professional audit services rendered by Ernst & Young LLP for fiscal years 2009 and 2008, and fees billed for other services rendered by Ernst & Young LLP for fiscal years 2009 and 2008.

	Fiscal Year	Fiscal Year
	2009	2008

Audit Fees(1)	$1,109,244	$915,034
Audit-related Fees(2)	98,160	394,311
Tax Fees(3)	24,573	24,244
All Other Fees(4)	1,995	2,500

Total	$1,233,972	$1,336,089

(1)	Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of the Company’s financial statements, review of the Company’s quarterly financial statements, review of registration statements on Forms S-3, and audit services provided in connection with other regulatory filings.

(2)	Audit Related Fees consist of fees billed in the indicated year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements but not listed as “Audit Fees, including due diligence performed in connection with potential and completed business combinations and asset acquisitions.

(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	Includes amounts billed for annual subscription to Ernst & Young LLP’s online resource library.

All fees paid to Ernst & Young LLP for 2009 were pre-approved by the Audit Committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of two Class III directors to serve for a three-year term until the annual meeting of stockholders in 2013 and until their successors are elected and qualified. The Board has unanimously nominated Alexis V. Lukianov and Jack R. Blair for election to the Board as Class III directors. The nominees have indicated that they are willing and able to serve as directors. If Alexis V. Lukianov or Jack R. Blair becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting. The Class III directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board recommends a vote “FOR” the election of each of Alexis V. Lukianov and Jack R. Blair as Class III directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of each of Alexis V. Lukianov and Jack R. Blair.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Stockholder”) and share a single address, if applicable, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (858) 909-1800 or by mail at 7475 Lusk Boulevard, San Diego, CA 92121. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

By Order of the Board of Directors

Alexis V. Lukianov
Chief Executive Officer and Chairman of the Board

San Diego, California
April 2, 2010

YOUR VOTE IS IMPORTANT!

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?”, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Alexis V. Lukianov 02 Jack R. Blair

The Board of Directors recommends you vote FOR the following proposal (s):		For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

3	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐

NOTE: The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time prior to the time it is voted by any of the means described in the accompanying proxy statement. As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

NUVASIVE, INC. Annual Meeting of Stockholders May 25, 2010 8:00 AM This proxy is solicited by the Board of Directors
The undersigned hereby appoints Alexis V. Lukianov and Jason M. Hannon or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of NuVasive, Inc. (the “Company”) to be held on May 25, 2010 at 8:00 AM, local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion, upon such other matters as may come before the meeting.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE
Continued and to be signed on reverse side